Exhibit 99.2

IDACORP
1221 W. Idaho Street

Boise, ID   83702

February 17, 2006

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations

Phone:  (208) 388-2664

lspencer@idacorpinc.com

IDACORP Energy L.P. and Idaho Power Company Reach Settlement Agreement with California Parties

BOISE - February 17, 2006 - IDACORP Energy L.P. and Idaho Power Company, both subsidiaries of IDACORP, Inc. (NYSE: IDA), announced today they have reached a settlement agreement with a group of California entities including:  Pacific Gas & Electric Company, Southern California Edison Company, San Diego Gas & Electric Company, the California Attorney General, the California Department of Water Resources, the California Public Utilities Commission and the California Electricity Oversight Board (California Parties).

The settlement involves a number of proceedings before the Federal Energy Regulatory Commission (FERC) relating to the price of sales into the California wholesale electricity markets for the May 1, 2000 through June 20, 2001 time period and several appeals of FERC decisions regarding this matter currently pending before the United States Courts of Appeals for the District of Columbia and the Ninth Circuit.  The settlement relates to sales made by IDACORP's unregulated subsidiary IDACORP Energy which began as a trading division of Idaho Power but was separated from the regulated activities of Idaho Power for accounting and regulatory purposes and was established as a limited partnership under Delaware law effective June 2, 2001 succeeding to all unregulated trading obligations including those for the period.  Because the activities which gave rise to this settlement agreement were not part of Idaho Power's regulated business, the settlement will have no impact on Idaho Power customers or retail electric rates.

In 2001, IDACORP, Inc. accrued a reserve of $42 million against total receivables of $44 million held by the California Independent Operators and the California Power Exchange for all sales into the California wholesale electricity markets during the period.  The settlement resolves most, but not all, of the proceedings among the settling parties before the FERC or on appeal to the United States Court of Appeals related to sales into the California wholesale electricity market during this time period.  Upon approval of the settlement by the FERC, IDACORP Energy and Idaho Power will assign $24.25 million in the form of a refund to the California Parties and other settling parties from its estimated receivable of $36 million related to matters covered by this settlement.  IDACORP Energy and Idaho Power will receive a cash payment of approximately $10.25 million and the California Independent System Operator and/or California Power Exchange will retain $1.5 million of the estimated receivables to fund potential claims from non-settling participants until the proceeding is completed.  In the fourth quarter of 2005, IDACORP, Inc. announced a reduction of its accrued reserve by $9.5 million.

In addition, the California Parties have agreed to support a request that the FERC authorize the California Power Exchange to release $2.27 million of the total receivables related to the chargeback proceeding to IDACORP Energy and Idaho Power.  The FERC has ordered the California Power Exchange to rescind all default share invoices related to default of Pacific Gas & Electric Company and Southern California Edison Company, and to hold such funds in a separate account to be distributed when the California refund proceeding has been completed.  The settlement which includes no acknowledgment of wrongdoing by IDACORP Energy or Idaho Power reduces costly litigation and resolves most claims the parties to the settlement agreement and other settling parties have against each other.